Exhibit 23.2

December 13, 2022

PHX Minerals Inc.

1320 S. University Dr., Suite 720

University Centre II

Fort Worth, Texas 76107

Ladies and Gentlemen:

We hereby consent to the use of the name Cawley, Gillespie & Associates, Inc., to references to Cawley, Gillespie & Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from the reports listed below in the PHX Minerals Inc. Annual Report on Form 10-K (“the 10-K”), formerly known as Panhandle Oil and Gas Inc.:

•
Report as of September 30, 2022 on Reserves and Revenue of Certain Properties with interests attributable to PHX Minerals Inc.; and

We further consent to the inclusion of our report of third party dated October 4, 2022, as Exhibit 99 in the 10-K.

Very truly yours,

/s/ W. Todd Brooker

W. Todd Brooker, President

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693